Exhibit 4.2
This is only an English translation of the agreement in Chinese.
This English translation shall not have any binding effect.
No responsibility can be accepted for reliance upon it.
CHINA SOUTHERN AIRLINES CO., LTD.
INDEPENDENT NON-EXECUTIVE DIRECTOR’S SERVICE AGREEMENT
This Agreement is entered into between and by the following two parties as of __________:
Party A: China Southern Airlines Co., Ltd., a limited liability company established under the laws of the People’s Republic of China with its registered address at Baiyun Airfield of Guangzhou, Guangdong Province;
Party B: [Name] [Address].
The two parties agree as follows:
1. Definition:
1.01 During the term of this Agreement, unless otherwise provided, “Board of Directors” refers to Party A’s Board of Directors; “Month” refers to the calendar month.
1.02 Unless otherwise provided, articles referred in this Agreement all refer to the articles in this Agreement.
2. Appointment
Party A shall appoint Party B in terms and conditions set forth in this Agreement and Party B shall assume the position of an Independent Non-Executive Director of the Board of Directors of Party A in terms and conditions set forth in this Agreement.
3. Term of Office
Unless otherwise provided, Party A shall appoint Party B as Independent Non-Executive Director as of for a term of three (3) years. When the term of office expires, Party B may take consecutive terms subject to the approval of the Board of Directors of Party A and this Agreement remains effective until either party gives no less than one month prior written notice to the other party.
4. Party B’s Duty and Responsibility
During the term of office, Party B shall
(a) perform as party a’s director the duties assigned from time to time by the board of directors and exercise the power conferred upon him from time to time by the board of directors;
(b) comply with and conform to any lawful instructions or directions that the Board of Directors issue from time to time and serve the Company in good faith and prudent manner and shall do his best to promote the business of the Company; and
(c) diligently and whole heartedly devote himself to Party A’s business and interest and personally attend to Party A’s business and interest at any time during the normal hours of business and other hours reasonably required by Party A with the exception when he is disabled due to illness or accident.
5. Payment
5.01 Party A shall pay Party B all reasonable expenses incurred in the performance of this Agreement, or for the attendance to the meeting of the Board of Directors of Party A, or for other matters during the term of office. Party B agrees to the annual payment of RMB100,000 (before income tax) by Party A to Party B as Party B’s remuneration as the Independent Non-Executive Director of Party A.
6. Termination
6.01 In case Party B fails to perform his duty for six (6) months or more, Party A, with the resolution of the Board of Directors of Party A, may terminate Party B’s term of office provided that a one month prior written notice is given.
6.02 If Party B is in serious violation of the provisions of this Agreement during the term of office, or seriously damages Party A’s interests, or becomes bankrupt or fails to pay off his personal debts, or is indicted for any criminal acts, Party A, with the resolution of the Board of Directors of Party A, may remove him from office at once. If Party B is removed from his office, he is not entitled to any claim for the removal of his office.
6.03 When the appointment is terminated for whatever reasons, Party B shall resign from the Board of Directors of Party A at once.

7. Miscellaneous
7.01 Party B shall assume no personal liabilities when he performs any act in the capacity of a director provided that such act does not violate the criminal law or constitute a crime. If Party B, in the capacity of a director, performs in good faith an act, resulting in any claim or losses, Party A shall indemnify for Party B or make compensation to Party B.
7.02 Any notice, requirement or other communications made or issued in accordance with the provisions of this Agreement, should be issued or made in writing.
7.03 If any clauses of this Agreement become illegal, invalid or unenforceable at any time or in any respect, the legality, validity and forcibility of other clauses of this Agreement shall not be affected or damaged in any way.
7.04 Party B shall comply with the various rules and regulations that Party A formulates in accordance with the Laws of China. Party A has power to amend and supplement the aforesaid rules and regulations and reward and punish Party B according to them.
7.05 The execution, validity, interpretation and performance of this Agreement shall be governed by the Laws of the People’s Republic of China.
7.06 The Agreement is written in Chinese.
7.07 Party B realizes that in the performance of his duties as director, he may learn Party A’s commercial secrets, including but not limited to documents, reference materials, data, information, plans, etc. Party B acknowledges that these confidential materials belong to Party A exclusively and Party B has obligation to keep them confidential.
7.08 Any dispute arising out of the performance of or in connection with this Agreement shall be settled through friendly negotiation. If no settlement can be reached through negotiation, either party may file a suit with the competent people’s court.
7.09 Any matter not covered by this Agreement shall be settled under the relevant laws and regulations of China or the rules and regulations of the local government.
7.10 This Agreement is made in two counterparts. Party A and Party B shall each hold one.

PARTY A:	CHINA SOUTHERN AIRLINES COMPANY LIMITED

REPRESENTATIVE:

PARTY B:
Date: